Exhibit 99.1

Sterling Bancorp Reports Second Quarter 2023 Financial Results

Southfield, Michigan, July 26, 2023 — Sterling Bancorp, Inc. (NASDAQ: SBT) (“Sterling” or the “Company”), the holding company of Sterling Bank and Trust, F.S.B. (the “Bank”), today reported its unaudited financial results for the second quarter ended June 30, 2023.

Second Quarter 2023 Highlights

•	Net income of $2.5 million, or $0.05 per diluted share

•	Net interest margin of 2.64%

•	Completed the sale of all loans held for sale, primarily consisting of nonperforming and chronically delinquent residential real estate loans; gain on sale of such loans of $1.7 million

•	Recorded provision for (recovery of) credit losses of $(2.9) million; ratio of allowance for credit losses to total loans of 2.43%

•	Nonperforming assets of $2.1 million, 0.08% of total assets

•	Total gross loans of $1.5 billion

•	Total deposits of $2.0 billion

•	Non-interest expense of $17.3 million

•	Shareholders’ equity of $317.7 million

•	Company’s consolidated and Bank’s leverage ratio of 13.44% and 12.91%, respectively

•	Redeemed Subordinated Notes bearing interest at 11.08% on July 15, 2023 at par for aggregate cash payment of $66.8 million

•	Conclusion of SEC investigation

The Company reported net income of $2.5 million, or $0.05 per diluted share, for the quarter ended June 30, 2023, compared to a net loss of $(0.5) million, or $(0.01) per diluted share, for the quarter ended March 31, 2023.

In the second quarter of 2023, the Company completed its previously disclosed plan to sell nonperforming and chronically delinquent residential real estate loans, primarily consisting of Advantage Loan Program loans with an aggregate unpaid principal balance of approximately $43.5 million. The Company received net proceeds of $36.1 million which was modestly better than the carrying value of the loans on the date of sale. In addition, the Company completed the sale of the last remaining commercial real estate loan held for sale. With the successful disposition of all loans held for sale, nonperforming assets decreased to $2.1 million, or 0.08% of total assets, at June 30, 2023, from $26.3 million, or 1.09% of total assets, at March 31, 2023. Total criticized and classified loans were $52.9 million at June 30, 2023 compared to $71.7 million at March 31, 2023.

In June 2023, the Company received a letter from the Division of Enforcement of the U.S. Securities and Exchange Commission (the “SEC”) informing the Company that the Division of Enforcement had concluded its investigation of the Company and does not intend to recommend an enforcement action by the SEC against the Company.

On July 19, 2023, the United States District Court for the Eastern District of Michigan approved the Plea Agreement previously entered into by the Company with the U.S. Department of Justice, Criminal Division, Fraud Section. Under the Plea Agreement, the Company pleaded guilty to one count of securities fraud primarily relating to disclosures in the Company’s SEC filings with respect to the Company’s former Advantage Loan Program. This court action, together with the June 2023 letter from the SEC and the Consent Order entered into with the OCC in September 2022, marks the end of the government investigations into the Company and the Bank with respect to the former Advantage Loan Program.

On July 15, 2023, the Company redeemed its outstanding 7% Fixed to Floating Subordinated Notes due April 2026 (the “Subordinated Notes”), with an aggregate outstanding principal amount of $65.0 million, at par plus accrued interest for a total cash payment of $66.8 million. The Subordinated Notes accrued interest at a variable interest rate based on the three-month London Interbank Offered Rate (“LIBOR”) rate plus a margin of 5.82%, payable quarterly in arrears. The interest rate was 11.08% at June 30, 2023. The Bank declared and paid a $65.0 million dividend to the Company in June 2023 to fund the bulk of the redemption. Following the Bank dividend and the redemption of the Subordinated Notes, the capital ratios of the Company and the Bank exceeded all regulatory requirements to be considered “well capitalized.”

“The second quarter results reflect several remedial steps we have undertaken to finish the job of repairing Sterling and the impact from poor decisions made in years past.  We believe that the strategic actions we have taken serve to substantially reduce Sterling’s elevated credit risk profile and the excessive interest expense from the Subordinated Notes. These actions were designed to create a pathway to long-term and sustainable profitability. The Subordinated Notes alone accounted for approximately 23 basis points of margin pressure this quarter. The credit risk picture has been a cause for our concern over the last three years.  It is worth remembering that the level of problem credit exposure was $236.3 million of criticized and classified loans at the peak of June 30, 2021. The quarter included some NIM pressure (excluding the impact from the Subordinated Notes) as deposits have repriced consistently over the course of this increasing interest rate cycle as our funding costs have grown.  The Bank continues to enjoy robust liquidity levels, and we currently have no reliance on non-core funding,” said Thomas M. O’Brien, Chairman, President, and Chief Executive Officer.

Balance Sheet

Total Assets – Total assets were $2.5 billion at June 30, 2023, reflecting an increase of $120.5 million, or 5%, from $2.4 billion at March 31, 2023.

Cash and due from banks increased $236.2 million, or 56%, to $655.4 million at June 30, 2023 compared to $419.2 million at March 31, 2023. Debt securities, all of which are available for sale, are of relatively short duration and which we consider part of our liquid assets, were $334.5 million at June 30, 2023 compared to $342.5 million at March 31, 2023.

Total gross loans held for investment of $1.5 billion at June 30, 2023 declined $66.2 million, or 4%, from $1.6 billion at March 31, 2023. The $38.0 million of loans held for sale at March 31, 2023 were sold or paid off in the second quarter of 2023, resulting in no loans held for sale at June 30, 2023.

Total Deposits – Total deposits were $2.0 billion at June 30, 2023, an increase of $119.7 million, or 6%, from March 31, 2023. Money market, savings and NOW deposits were $1.0 billion, an increase of $57.2 million, or 6%, from March 31, 2023. Time deposits were $981.3 million, an increase of $64.1 million, or 7%, compared to $917.2 million at March 31, 2023. Noninterest-bearing deposits were $44.8 million at June 30, 2023 compared to $46.5 million at March 31, 2023. Total estimated uninsured deposits to total deposits were 24.2%, 20.2% and 20.8% at June 30, 2023, March 31, 2023 and December 31, 2022, respectively. Our current strategy is to continue to offer competitive interest rates on our deposit products to maintain our existing customer deposit base and maintain our liquidity.

Capital – Total shareholders’ equity was $317.7 million at June 30, 2023 compared to $315.5 million at March 31, 2023. The increase in shareholders’ equity is primarily attributable to $2.5 million of net income in the present quarter and $1.0 million issuance of shares of common stock relating to the Sterling Bank & Trust 401(k) Plan company matching contribution, partially offset by a modest $(1.6) million increase in the unrealized loss on our investment securities portfolio included in accumulated other comprehensive loss.

The Company and the Bank have elected to opt into the Community Bank Leverage Ratio framework, effective January 1, 2023. As such, the Company and the Bank are not required to meet minimum standards under the risk-based capital rules. Instead, each of the Company and the Bank is required to maintain a Tier 1 leverage ratio of greater than 9.0% to be considered to have satisfied the risk-based and leverage capital requirements in the regulatory agencies’ generally applicable capital rules and to have met the capital requirements required to be considered well capitalized. At June 30, 2023, the Company’s consolidated and the Bank’s leverage ratio were 13.44% and 12.91%, respectively.

Asset Quality and Provision for (Recovery of) Credit Losses – A provision for (recovery of) credit losses of $(2.9) million was recorded for the second quarter of 2023 compared to a provision for credit losses of $0.6 million for the first quarter of 2023. The allowance for credit losses was $36.2 million at June 30, 2023, or 2.43% of total loans held for investment, compared to $38.6 million, or 2.48% of total loans held for investment, at March 31, 2023.

Net recoveries during the second quarter of 2023 were $(0.4) million compared to net charge offs of $6.4 million in the first quarter of 2023. Net charge offs in the first quarter of 2023 primarily reflects the $6.5 million in charge offs of our recorded investment of those residential loans reclassified as held for sale.

Nonperforming assets at June 30, 2023 totaled $2.1 million, or 0.08% of total assets, consisting almost entirely of nonaccrual loans held for investment, compared to $26.3 million, or 1.09% of total assets, at March 31, 2023, consisting almost entirely of nonaccrual loans held for sale. This decrease is primarily due to the sale of all loans held for sale, consisting of nonperforming and chronically delinquent residential real estate held for sale loans in the second quarter of 2023.

Results of Operations

Net Interest Income and Net Interest Margin – Net interest income for the second quarter of 2023 was $16.2 million compared to $17.7 million for the first quarter of 2023 and $19.5 million for the second quarter of 2022. The decrease in net interest income during the second quarter of 2023 compared to the prior quarter was primarily due to an increase in interest expense on our average balance of interest-bearing deposits since the average rate paid during the second quarter of 2023 increased 65 basis points, partially offset by an increase in interest income earned on our average balance of interest-bearing assets primarily reflecting an increase in the average yield for the second quarter of 2023 of 27 basis points.

The decrease in net interest income during the second quarter of 2023 compared to the second quarter of 2022 was primarily due to an increase in interest expense on our average balance of interest-bearing liabilities since the average rate paid increased 237 basis points. This was partially offset by an increase in interest income as the average yield on our average balance of interest-bearing assets increased 168 basis points. The average balance in our loan portfolio declined $301.9 million, or 16%, from $1.8 billion in the second quarter of 2022 to $1.5 billion in the second quarter of 2023. Loan repayments, as well as loan sales of higher risk commercial real estate loans and nonperforming residential real estate loans completed during this time period, continue to outpace new loan production, as we previously discontinued originating construction loans and have not yet replaced our third-party service provider for our residential loan origination function, and we continue to work on initiatives to diversify our overall loan production and review new residential loan products.

The net interest margin of 2.64% for the second quarter of 2023 decreased from the net interest margin of 2.93% for the first quarter of 2023 and decreased from the net interest margin of 2.95% for the second quarter of 2022.

Non-Interest Income – Non-interest income for the second quarter of 2023 increased by $1.6 million compared to the first quarter of 2023, primarily due to the gain on the sale of all loans held for sale, consisting primarily of nonperforming and chronically delinquent residential real estate held for sale loans, in the second quarter of 2023.

Non-Interest Expense – Non-interest expense of $17.3 million for the second quarter of 2023 reflected a decrease of $0.5 million, or 3%, compared to $17.8 million for the first quarter of 2023 with all expense categories either decreasing or slightly increasing except professional fees and other expenses. Professional fees were $0.3 million higher in the second quarter of 2023 compared to the prior quarter, which was primarily due to $2.2 million of reimbursements received from an insurance carrier during the first quarter of 2023 for previously incurred direct and third party legal expenses related to the government investigations. No similar reimbursements were received from the insurance carrier in the second quarter of 2023. Excluding the insurance reimbursements, professional fees declined $1.9 million in the second quarter of 2023 compared to the first quarter of 2023 as legal services related to the government investigations declined substantially. (See “Non-GAAP Financial Measures” below.)

Income Tax Expense (Benefit) – For the three months ended June 30, 2023, the Company recorded income tax expense of $1.1 million, or an effective tax rate of 30.6%. For the three months ended March 31, 2023, the Company recorded an income tax benefit of ($54) thousand. Our effective tax rate in 2023 varies from the statutory tax rate primarily due to the impact of non-deductible compensation.

Mr. O’Brien said, “With the redemption of the Subordinated Notes, I believe we have accomplished all the corrective elements we intended for Sterling’s turnaround.  From the perspective of the multiple financial, regulatory, and internal control deficiencies, we believe we have built an entirely new bank that is both transparently governed and well positioned for future opportunity.

Although we anticipate that there will continue to be some ongoing news with respect to government enforcement actions against certain individuals, we believe that the Company is finally beyond those concerns.  We do anticipate some additional future costs related to selected individual defense costs and our ongoing obligations to cooperate with the government investigations with respect to individuals.  As of today’s date, the court has approved Sterling’s settlement with the Department of Justice, and that will move into the hands of a special master to be appointed by the court to make appropriate arrangements for the distribution of the proceeds of the restitution funds to non-insider victim-shareholders.

We believe Sterling has ample liquidity, strong capital levels and a low-risk balance sheet.  We have several years of herculean efforts behind us needed to bring Sterling to the point where it is today.  From this perspective, the board and management can finally get down to the business of looking at our strategic opportunities and develop business plans designed to meet the best long-term interests of Sterling and its shareholders.”

Non-GAAP Financial Measures

The Company’s disclosure of professional fees exclusive of insurance reimbursements is a non-GAAP financial measure and has been included to provide greater clarity to investors and comparability of actual professional expenses incurred due to the significant disconnect in timing of the identification of those expenses for which insurance reimbursements will be received and the incurrence of the expenses. Our use of non-GAAP financial measures has limitations as an analytical tool, and these measures should not be considered in isolation or as a substitute for analysis of financial results as reported under U.S. GAAP. The table that follows provides a reconciliation of this non-GAAP information to our U.S. GAAP financials.

	Three Months Ended
(dollars in thousands)	June 30, 2023	March 31, 2023	June 30, 2022
Professional Fees	$3,521	$3,221	$7,066
Insurance Reimbursements	—	2,203	79
Adjusted Professional Fees	$3,521	$5,424	$7,145

Conference Call and Webcast

Management will host a conference call on Wednesday, July 26, 2023 at 11:00 a.m. Eastern Time to discuss the Company’s unaudited financial results for the quarter ended June 30, 2023. The conference call number for U.S. participants is (833) 535-2201 and the conference call number for participants outside the United States is (412) 902-6744. Additionally, interested parties can listen to a live webcast of the call in the “Investor Relations” section of the Company’s website at www.sterlingbank.com. An archived version of the webcast will be available in the same location shortly after the live call has ended.

A replay of the conference call may be accessed through August 2, 2023 by U.S callers dialing (877) 344-7529 and international callers dialing (412) 317-0088, using conference ID number 5834919.

About Sterling Bancorp, Inc.

Sterling Bancorp, Inc. is a unitary thrift holding company. Its wholly owned subsidiary, Sterling Bank and Trust, F.S.B., has primary branch operations in San Francisco and Los Angeles, California and New York City. Sterling offers a range of loan products as well as retail and business banking services. Sterling also has an operations center and a branch in Southfield, Michigan. For additional information, please visit the Company’s website at http://www.sterlingbank.com.

Forward-Looking Statements

This Press Release contains certain statements that are, or may be deemed to be, “forward-looking statements” regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance, including any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would,” “annualized” and “perspective,” or the negative versions of those words or other comparable words or phrases of a future or forward-looking nature, though the absence of these words does not mean a statement is not forward-looking. All statements other than statements of historical facts, including but not limited to statements regarding, the economy and financial markets, government investigations, credit quality, the regulatory scheme governing our industry, competition in our industry, interest rates, our liquidity, our business and our governance, are forward-looking statements. We have based the forward-looking statements in this Press Release primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, prospects, business strategy and financial needs. These forward-looking statements are not historical facts, and they are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. There can be no assurance that future developments will be those that have been anticipated. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. The risks, uncertainties and other factors detailed from time to time in our public filings, including those included in the disclosures under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2023, subsequent periodic reports and future periodic reports, could affect future results and events, causing those results and events to differ materially from those views expressed or implied in the Company’s forward-looking statements. These risks are not exhaustive. Other sections of this Press Release and our filings with the Securities and Exchange Commission include additional factors that could adversely impact our business and financial performance. Moreover, we operate in very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this Press Release. Should one or more of the foregoing risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those projected in, or implied by, such forward-looking statements. Accordingly, you should not place undue reliance on any such forward-looking statements. The Company disclaims any obligation to update, revise, or correct any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise.

Investor Contact:

Sterling Bancorp, Inc.

Karen Knott

Executive Vice President and Chief Financial Officer

(248) 359-6624

kzaborney@sterlingbank.com

Sterling Bancorp, Inc.

Consolidated Financial Highlights (Unaudited)

	At and for the Three Months Ended
	June 30,	March 31,	June 30,
(dollars in thousands, except per share data)	2023	2023	2022
Net income (loss)	$2,539	$(503)	$(2,197)
Income (loss) per share, diluted	$0.05	$(0.01)	$(0.04)
Net interest income	$16,184	$17,676	$19,470
Net interest margin	2.64%	2.93%	2.95%
Non-interest income	$1,911	$278	$45
Non-interest expense	$17,341	$17,837	$19,494
Loans, net of allowance for credit losses	$1,449,709	$1,513,481	$1,726,366
Total deposits	$2,041,491	$1,921,822	$2,004,247
Asset Quality
Nonperforming loans	$2,095	$34	$48,385
Allowance for credit losses to total loans	2.43%	2.48%	2.91%
Allowance for credit losses to nonaccrual loans	1753%	—	107%
Nonaccrual loans to total loans outstanding	0.14%	—	2.72%
Net charge offs (recoveries) to average loans outstanding during the period	(0.03)%	0.39%	(0.02)%
Provision for (recovery of) credit losses	$(2,902)	$674	$(1,109)
Net charge offs (recoveries)	$(402)	$6,412	$(420)
Performance Ratios
Return on average assets	0.41%	(0.08)%	(0.33)%
Return on average shareholders' equity	3.24%	(0.65)%	(2.57)%
Efficiency ratio (1)	95.83%	99.35%	99.89%
Yield on average interest-earning assets	5.15%	4.88%	3.47%
Cost of average interest-bearing liabilities	2.99%	2.36%	0.62%
Net interest spread	2.16%	2.52%	2.85%
Capital Ratios(2)(3)
Regulatory and Other Capital Ratios — Consolidated:
Tier 1 (core) capital to average total assets (leverage ratio)	13.44%	13.49%	12.91%
Regulatory and Other Capital Ratios — Bank:
Tier 1 (core) capital to average total assets (leverage ratio)	12.91%	16.52%	14.44%

(1) Efficiency ratio is computed as the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(2) June 30, 2023 capital ratios are estimated.

(3) Effective January 1, 2023, the Company and Bank elected to opt into the community bank leverage ratio framework.

Sterling Bancorp, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	March 31,	%	December 31,	%	June 30,	%
(dollars in thousands)	2023	2023	change	2022	change	2022	change
Assets
Cash and due from banks	$655,391	$419,219	56%	$379,798	73%	$285,165	N/M
Interest-bearing time deposits with other banks	934	934	0%	934	0%	1,183	(21)%
Debt securities available for sale	334,508	342,534	(2)%	343,558	(3)%	377,492	(11)%
Equity securities	4,640	4,712	(2)%	4,642	(0)%	4,817	(4)%
Loans held for sale	—	37,979	(100)%	7,725	(100)%	8,964	(100)%
Loans, net of allowance for credit losses of $36,153, $38,565, $45,464 and $51,766	1,449,709	1,513,481	(4)%	1,613,385	(10)%	1,726,366	(16)%
Accrued interest receivable	7,489	7,617	(2)%	7,829	(4)%	6,721	11%
Mortgage servicing rights, net	1,658	1,703	(3)%	1,794	(8)%	2,453	(32)%
Leasehold improvements and equipment, net	5,850	6,139	(5)%	6,301	(7)%	6,848	(15)%
Operating lease right-of-use assets	13,025	13,916	(6)%	14,800	(12)%	16,332	(20)%
Federal Home Loan Bank stock, at cost	20,288	20,288	0%	20,288	0%	20,288	0%
Company-owned life insurance	8,605	8,553	1%	8,501	1%	8,396	2%
Deferred tax asset, net	18,538	20,065	(8)%	23,704	(22)%	22,028	(16)%
Other assets	11,375	14,408	(21)%	11,476	(1)%	16,767	(32)%
Total assets	$2,532,010	$2,411,548	5%	$2,444,735	4%	$2,503,820	1%

Liabilities
Noninterest-bearing deposits	$44,799	$46,496	(4)%	$53,041	(16)%	$82,387	(46)%
Interest-bearing deposits	1,996,692	1,875,326	6%	1,900,996	5%	1,921,860	4%
Total deposits	2,041,491	1,921,822	6%	1,954,037	4%	2,004,247	2%
Federal Home Loan Bank borrowings	50,000	50,000	0%	50,000	0%	50,000	0%
Subordinated notes, net	65,234	65,253	(0)%	65,271	(0)%	65,308	(0)%
Operating lease liabilities	14,176	15,089	(6)%	15,990	(11)%	17,540	(19)%
Accrued expenses and other liabilities	43,433	43,874	(1)%	46,810	(7)%	31,393	38%
Total liabilities	2,214,334	2,096,038	6%	2,132,108	4%	2,168,488	2%

Shareholders’ Equity
Preferred stock, authorized 10,000,000 shares; no shares issued and outstanding	—	—	—	—	—	—	—
Common stock, no par value, authorized 500,000,000 shares; shares issued and outstanding 52,081,886 at June 30, 2023, 50,808,116 at March 31, 2023, 50,795,871 at December 31, 2022 and 50,818,212 at June 30, 2022	84,323	83,295	1%	83,295	1%	83,295	1%
Additional paid-in capital	15,098	14,906	1%	14,808	2%	14,313	5%
Retained earnings	236,587	234,048	1%	234,049	1%	251,306	(6)%
Accumulated other comprehensive loss	(18,332)	(16,739)	(10)%	(19,525)	6%	(13,582)	(35)%
Total shareholders’ equity	317,676	315,510	1%	312,627	2%	335,332	(5)%
Total liabilities and shareholders’ equity	$2,532,010	$2,411,548	5%	$2,444,735	4%	$2,503,820	1%

N/M - Not Meaningful

Sterling Bancorp, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended					Six Months Ended
	June 30,	March 31,	%	June 30,	%	June 30,	June 30,	%
(dollars in thousands, except per share amounts)	2023	2023	change	2022	change	2023	2022	change
Interest income
Interest and fees on loans	$21,892	$22,160	(1)%	$20,746	6%	$44,052	$44,614	(1)%
Interest and dividends on investment securities and restricted stock	2,666	2,456	9%	1,353	97%	5,122	2,188	N/M
Interest-bearing cash deposits	7,002	4,807	46%	791	N/M	11,809	1,006	N/M
Total interest income	31,560	29,423	7%	22,890	38%	60,983	47,808	28%
Interest expense
Interest on deposits	13,337	9,809	36%	2,016	N/M	23,146	4,346	N/M
Interest on Federal Home Loan Bank borrowings	248	245	1%	314	(21)%	493	666	(26)%
Interest on subordinated notes	1,791	1,693	6%	1,090	64%	3,484	2,054	70%
Total interest expense	15,376	11,747	31%	3,420	N/M	27,123	7,066	N/M
Net interest income	16,184	17,676	(8)%	19,470	(17)%	33,860	40,742	(17)%
Provision for (recovery of) credit losses	(2,902)	674	N/M	(1,109)	N/M	(2,228)	(5,398)	59%
Net interest income after provision for (recovery of) credit losses	19,086	17,002	12%	20,579	(7)%	36,088	46,140	(22)%
Non-interest income
Service charges and fees	78	94	(17)%	105	(26)%	172	227	(24)%
Loss on sale of investment securities	—	(2)	100%	—	N/M	(2)	—	N/M
Gain (loss) on sale of loans held for sale	1,720	(25)	N/M	3	N/M	1,695	200	N/M
Unrealized gain (loss) on equity securities	(71)	71	N/M	(170)	58%	—	(406)	100%
Net servicing income (loss)	102	59	73%	(177)	N/M	161	266	(39)%
Income earned on company-owned life insurance	81	80	1%	255	(68)%	161	583	(72)%
Other	1	1	0%	29	(97)%	2	586	(100)%
Total non-interest income	1,911	278	N/M	45	N/M	2,189	1,456	50%
Non-interest expense
Salaries and employee benefits	9,274	9,410	(1)%	5,569	67%	18,684	15,186	23%
Occupancy and equipment	2,051	2,112	(3)%	2,187	(6)%	4,163	4,329	(4)%
Professional fees	3,521	3,221	9%	7,066	(50)%	6,742	12,223	(45)%
FDIC assessments	263	257	2%	346	(24)%	520	715	(27)%
Data processing	754	738	2%	762	(1)%	1,492	1,567	(5)%
Net provision for (recovery of) mortgage repurchase liability	(59)	120	N/M	(312)	81%	61	(525)	N/M
Other	1,537	1,979	(22)%	3,876	(60)%	3,516	5,422	(35)%
Total non-interest expense	17,341	17,837	(3)%	19,494	(11)%	35,178	38,917	(10)%
Income (loss) before income taxes	3,656	(557)	N/M	1,130	N/M	3,099	8,679	(64)%
Income tax expense (benefit)	1,117	(54)	N/M	3,327	(66)%	1,063	5,616	(81)%
Net income (loss)	$2,539	$(503)	N/M	$(2,197)	N/M	$2,036	$3,063	(34)%

Income (loss) per share, basic and diluted	$0.05	$(0.01)		$(0.04)		$0.04	$0.06
Weighted average common shares outstanding:
Basic	50,672,461	50,444,463		50,386,856		50,559,092	50,289,612
Diluted	50,778,213	50,444,463		50,386,856		50,705,998	50,496,487

N/M - Not Meaningful

Sterling Bancorp, Inc.

Yield Analysis and Net Interest Income (Unaudited)

	Three Months Ended
	June 30, 2023			March 31, 2023			June 30, 2022
(dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield Rate	Average Balance	Interest	Average Yield/Rate
Interest-earning assets
Loans(1)
Residential real estate and other consumer	$1,277,408	$18,250	5.71%	$1,366,872	$18,514	5.42%	$1,554,077	$17,310	4.46%
Commercial real estate	224,836	2,787	4.96%	223,929	2,596	4.64%	221,435	2,547	4.60%
Construction	31,819	820	10.31%	41,436	1,034	9.98%	62,354	883	5.66%
Commercial and industrial	2,255	35	6.21%	1,382	16	4.63%	355	6	6.76%
Total loans	1,536,318	21,892	5.70%	1,633,619	22,160	5.43%	1,838,221	20,746	4.51%
Securities, includes restricted stock(2)	375,094	2,666	2.84%	366,346	2,456	2.68%	396,315	1,353	1.37%
Other interest-earning assets	541,887	7,002	5.17%	411,766	4,807	4.67%	406,740	791	0.78%
Total interest-earning assets	2,453,299	31,560	5.15%	2,411,731	29,423	4.88%	2,641,276	22,890	3.47%
Noninterest-earning assets
Cash and due from banks	4,233			4,475			3,811
Other assets	27,645			28,398			46,390
Total assets	$2,485,177			$2,444,604			$2,691,477
Interest-bearing liabilities
Money market, savings and NOW	$980,359	$6,270	2.57%	$1,001,505	$4,614	1.87%	$1,288,796	$756	0.24%
Time deposits	969,938	7,067	2.92%	900,890	5,195	2.34%	760,017	1,260	0.66%
Total interest-bearing deposits	1,950,297	13,337	2.74%	1,902,395	9,809	2.09%	2,048,813	2,016	0.39%
FHLB borrowings	50,000	248	1.96%	50,000	245	1.96%	110,440	314	1.12%
Subordinated notes, net	65,245	1,791	10.86%	65,264	1,693	10.38%	65,319	1,090	6.60%
Total borrowings	115,245	2,039	7.00%	115,264	1,938	6.73%	175,759	1,404	3.16%
Total interest-bearing liabilities	2,065,542	15,376	2.99%	2,017,659	11,747	2.36%	2,224,572	3,420	0.62%
Noninterest-bearing liabilities
Demand deposits	44,005			50,284			72,496
Other liabilities	61,487			63,308			52,075
Shareholders' equity	314,143			313,353			342,334
Total liabilities and shareholders' equity	$2,485,177			$2,444,604			$2,691,477
Net interest income and spread(2)		$16,184	2.16%		$17,676	2.52%		$19,470	2.85%
Net interest margin(2)			2.64%			2.93%			2.95%

(1) Nonaccrual loans are included in the respective average loan balances. Income, if any, on such loans is recognized on a cash basis.

(2) Interest income does not include taxable equivalence adjustments.

	Six Months Ended
	June 30, 2023			June 30, 2022
(dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-earning assets
Loans(1)
Residential real estate and other consumer	$1,321,858	$36,764	5.56%	$1,607,090	$35,588	4.43%
Commercial real estate	224,383	5,383	4.80%	234,169	5,983	5.11%
Construction	36,601	1,854	10.13%	78,762	3,032	7.70%
Commercial and industrial	1,821	51	5.60%	352	11	6.25%
Total loans	1,584,663	44,052	5.56%	1,920,373	44,614	4.65%
Securities, includes restricted stock(2)	370,744	5,122	2.76%	373,360	2,188	1.17%
Other interest-earning assets	477,186	11,809	4.95%	429,569	1,006	0.47%
Total interest-earning assets	2,432,593	60,983	5.01%	2,723,302	47,808	3.51%
Noninterest-earning assets
Cash and due from banks	4,353			3,728
Other assets	27,349			45,918
Total assets	$2,464,295			$2,772,948
Interest-bearing liabilities
Money market, savings and NOW	$990,874	$10,884	2.22%	$1,299,761	$1,463	0.23%
Time deposits	935,605	12,262	2.64%	810,620	2,883	0.72%
Total interest-bearing deposits	1,926,479	23,146	2.42%	2,110,381	4,346	0.42%
FHLB borrowings	50,000	493	1.99%	130,111	666	1.03%
Subordinated notes, net	65,255	3,484	10.62%	65,328	2,054	6.25%
Total borrowings	115,255	3,977	6.86%	195,439	2,720	2.77%
Total interest-bearing liabilities	2,041,734	27,123	2.68%	2,305,820	7,066	0.62%
Noninterest-bearing liabilities
Demand deposits	47,127			68,331
Other liabilities	61,892			54,752
Shareholders' equity	313,542			344,045
Total liabilities and shareholders' equity	$2,464,295			$2,772,948
Net interest income and spread(2)		$33,860	2.33%		$40,742	2.89%
Net interest margin(2)			2.78%			2.99%

(1) Nonaccrual loans are included in the respective average loan balances. Income, if any, on such loans is recognized on a cash basis.

(2) Interest income does not include taxable equivalence adjustments.

Sterling Bancorp, Inc.

Loan Composition (Unaudited)

	June 30,	March 31,	%	December 31,	%	June 30,	%
(dollars in thousands)	2023	2023	change	2022	change	2022	change
Residential real estate	$1,214,439	$1,289,554	(6)%	$1,391,276	(13)%	$1,506,852	(19)%
Commercial real estate	221,658	224,792	(1)%	221,669	(0)%	214,494	3%
Construction	31,978	36,255	(12)%	44,503	(28)%	55,150	(42)%
Commercial and industrial	17,772	1,368	N/M	1,396	N/M	1,418	N/M
Other consumer	15	77	(81)%	5	N/M	218	(93)%
Total loans held for investment	1,485,862	1,552,046	(4)%	1,658,849	(10)%	1,778,132	(16)%
Less: allowance for credit losses	(36,153)	(38,565)	(6)%	(45,464)	(20)%	(51,766)	(30)%
Loans, net	$1,449,709	$1,513,481	(4)%	$1,613,385	(10)%	$1,726,366	(16)%

Loans held for sale	$-	$37,979	(100)%	$7,725	(100)%	$8,964	(100)%
Total gross loans	$1,485,862	$1,590,025	(7)%	$1,666,574	(11)%	$1,787,096	(17)%

N/M - Not Meaningful

Sterling Bancorp, Inc.

Allowance for Credit Losses (Unaudited)

	Three Months Ended
	June 30,	March 31,	December 31,	June 30,
(dollars in thousands)	2023	2023	2022	2022
Balance at beginning of period	$38,565	$45,464	$45,362	$52,455
Adjustment to adopt ASU 2016-13	—	(1,651)	—	—
Adjustment to adopt ASU 2022-02	—	380	—	—
Balance after adoption	$38,565	$44,193	$45,362	$52,455
Provision for (recovery of) credit losses	(2,814)	784	(179)	(1,109)
Charge offs	—	(6,478)	—	(197)
Recoveries	402	66	281	617
Balance at end of period	$36,153	$38,565	$45,464	$51,766

Sterling Bancorp, Inc.

Deposit Composition (Unaudited)

	June 30,	March 31,	%	December 31,	%	June 30,	%
(dollars in thousands)	2023	2023	change	2022	change	2022	change
Noninterest-bearing deposits	$44,799	$46,496	(4)%	$53,041	(16)%	$82,387	(46)%
Money Market, Savings and NOW	1,015,394	958,165	6%	1,039,263	(2)%	1,252,279	(19)%
Time deposits	981,298	917,161	7%	861,733	14%	669,581	47%
Total deposits	$2,041,491	$1,921,822	6%	$1,954,037	4%	$2,004,247	2%

Sterling Bancorp, Inc.

Credit Quality Data (Unaudited)

	At and for the Three Months Ended
	June 30,	March 31,	December 31,	June 30,
(dollars in thousands)	2023	2023	2022	2022
Nonaccrual loans(1):
Residential real estate	$2,062	$—	$33,690	$42,567
Construction	—	—	—	5,781
Total nonaccrual loans(2)	2,062	—	33,690	48,348
Loans past due 90 days or more and still accruing interest	33	34	35	37
Nonperforming loans	2,095	34	33,725	48,385
Other troubled debt restructurings(3)	—	—	2,637	2,646
Nonaccrual loans held for sale	—	26,270	1,942	3,999
Nonperforming assets	$2,095	$26,304	$38,304	$55,030
Total loans (1)	$1,485,862	$1,552,046	$1,658,849	$1,778,132
Total assets	$2,532,010	$2,411,548	$2,444,735	$2,503,820
Nonaccrual loans to total loans outstanding (2)	0.14%	—	2.03%	2.72%
Nonperforming assets to total assets	0.08%	1.09%	1.57%	2.20%
Allowance for credit losses to total loans	2.43%	2.48%	2.74%	2.91%
Allowance for credit losses to nonaccrual loans	1753%	—	135%	107%
Net charge offs (recoveries) to average loans outstanding during the period	(0.03)%	0.39%	(0.02)%	(0.02)%

(1) Loans are classified as held for investment and are presented before the allowance for credit losses.

(2) Total nonaccrual loans exclude nonaccrual loans held for sale. If nonaccrual loans held for sale are included, the ratio of total nonaccrual loans to total gross loans would be 0.14%, 1.65%, 2.14% and 2.93% at June 30, 2023, March 31, 2023, December 31, 2022 and June 30, 2022, respectively.

(3) Other troubled debt restructurings at December 31, 2022 and June 30, 2022 exclude those loans presented above as nonaccrual or past due 90 days or more and still accruing interest. Effective January 1, 2023, loan modifications involving borrowers experiencing financial difficulty are evaluated under the new credit loss model. There were no such loan modifications during the three months ended June 30, 2023 and March 31, 2023.